Ankura Consulting Group, LLC's Consent	EXHIBIT 23

Union Carbide Corporation:

Ankura Consulting Group, LLC ("Ankura") hereby consents to the use of Ankura's name and the reference to Ankura's reports appearing in this Quarterly Report on Form 10-Q of Union Carbide Corporation for the quarter ended March 31, 2023.

Date: April 26, 2023

/s/ AMY BROCKMAN
Amy Brockman Senior Managing Director Ankura Consulting Group, LLC

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